Exhibit 99.1

Twitter Q4 and Fiscal Year 2015 Shareholder Letter

SAN FRANCISCO, CALIFORNIA

February 10, 2016

Dear Shareholders,

As we announced last week, we’re taking a new approach to our earnings announcements. Starting with today’s announcement of results for the fourth quarter and fiscal year ended December 31, 2015, we’ll provide you with an earnings letter reviewing our financial and operational performance together with commentary from our senior management team. We’ll then use our conference call and Periscope broadcast to take your questions. As a reminder, to have your questions considered during Q&A, Tweet your question to @TwitterIR using #TWTR or submit your question via Periscope. We hope this new format will give you a clearer view of our performance and outlook in an easier-to-digest manner, while making the most of our time on the call.

OVERVIEW

2015 was another very strong year for Twitter. Total revenue reached $2.2 billion, up 58% year over year with more than $550 million in adjusted EBITDA. We made significant progress in scaling the total number of active advertisers to 130,000 in Q4, up almost 90% year over year. It's remarkable we built this business in just five years from zero revenue. We saw a decline in monthly active usage in Q4, but we've already seen January monthly actives bounce back to Q3 levels. We're confident that, with disciplined execution, this growth trend will continue over time.

•	Q4 revenue totaled $710 million, an increase of 48% year-over-year. Excluding the impact of year-over-year changes in foreign exchange rates, revenue would have increased 53%.
o

Advertising revenue totaled $641 million, an increase of 48% year-over-year. Excluding the impact of year-over-year changes in foreign exchange rates, advertising revenue would have increased 53%. Mobile advertising revenue was 86% of total advertising revenue.

o	Data licensing and other revenue totaled $70 million, an increase of 48% year-over-year.
o	U.S. revenue totaled $463 million, an increase of 47% year-over-year.
o	International revenue totaled $247 million, an increase of 51% year-over-year.
•	Q4 GAAP net loss of $90 million and non-GAAP net income of $115 million.
•	Q4 GAAP diluted EPS of ($0.13) and non-GAAP diluted EPS of $0.16.
•	Q4 adjusted EBITDA of $191 million, up 35% year-over-year, representing an adjusted EBITDA margin of 27%.
•	Total average monthly active users (MAUs) were 320 million for Q4, up 9% year-over-year, compared to 320 million in the previous quarter.
•	Excluding SMS Fast Followers, MAUs were 305 million for Q4, up 6% year-over-year, compared to 307 million in the previous quarter.
•	Mobile MAUs represented approximately 80% of total MAUs.

•	Total audience, which consists of MAUs and monthly logged-out visitors, totaled more than 800 million in Q4.

Fourth Quarter and Fiscal Year 2015

Financial Summary

(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
GAAP Results
Revenue	$710,473	$479,078	$2,218,032	$1,403,002
Net loss	$(90,236)	$(125,352)	$(521,031)	$(577,820)
Diluted net loss per share	$(0.13)	$(0.20)	$(0.79)	$(0.96)
Non-GAAP Results
Adjusted EBITDA	$191,418	$141,490	$557,807	$300,896
Non-GAAP net income	$114,619	$79,320	$276,629	$101,071
Non-GAAP diluted net income per share	$0.16	$0.12	$0.40	$0.14

For additional information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

2015 was an important year for our products and partnerships:

•

We added native video capabilities to Twitter, which led to video views rising 220x from December 2014 to December 2015. As a sign of how far we’ve come: when Disney chose to release its first full trailer for “Star Wars: The Force Awakens”, they did it first on Twitter.

•	We launched Periscope, which has quickly become an indispensable live video tool for journalists, musicians, athletes, politicians, activists, and everyday people to share the world around them.
•

We expanded Direct Messages (DMs) for private conversations for up to 20 people, and boosted the character limit for individual messages from 160 to 10,000. DMs rose significantly in 2015 – 61% year-over-year growth in messages sent in Q4.

•	We unveiled Moments, a new way to get the best of what’s happening on Twitter in an instant, in the U.S., U.K., and Brazil, and supported the launch with our first integrated marketing campaign.
•	We struck a new agreement with Google for search integration on both mobile and desktop queries, and the integration of Twitter into DoubleClick bidding and measurement systems.
•	We completed the global roll-out of our self-service advertising platform, which helped contribute to the total number of advertisers rising nearly 90% year-over-year in Q4.
•

We expanded direct response objectives – website clicks and conversions – onto the Twitter Audience Platform (TAP) in beta, giving direct response advertisers a way to measure results from the TAP audience of 700 million devices.

•	We added more than 20 new features and updates to our developer tools, including integration of third-party development kits like AWS, Stripe, and Optimizely into Fabric.

This is only a small sample of the work our teams delivered over the course of the year.

We spent the last six months structuring the organization and our leadership team to move with greater agility and focus, reviewing the state of our service and strategy, learning from what we've shipped, and developing a stronger point of view about what we are and what we want to be. In January we gathered our global leadership team to align and commit to a strategy for 2016.

We're focused now on what Twitter does best: live. Twitter is live: live commentary, live connections, live conversations. Whether it’s breaking news, entertainment, sports, or everyday topics, hearing about and watching a live event unfold is the fastest way to understand the power of Twitter. Twitter has always been considered a "second screen" for what's happening in the world and we believe we can become the first screen for everything that's happening now. And by doing so, we believe we can build the planet’s largest daily connected audience. A connected audience is one that watches together, and can talk with one another in real-time. It's what Twitter has provided for close to 10 years, and it’s what we will continue to drive in the future.

OUR SERVICE

We have five priorities in 2016 to serve this focus: refinement of our core service; live streaming video; our creators and influencers; safety; and developers. Each is critical to us strengthening our platform and audience around live.

First, Twitter is an iconic service and a globally recognized brand. We are going to fix the broken windows and confusing parts, like the .@name syntax and @reply rules, that we know inhibit usage and drive people away. We're going to improve the timeline to make sure you see the best Tweets, while preserving the timelines we are known for. The timeline improvement we announced just this morning has grown usage across the board (including Tweeting and Retweeting). We're going to improve onboarding flows to make sure you easily find both your contacts and your interests. We're going to make Tweeting faster while making Tweets more expressive with both text and visual media. We're going to help people come together around a particular topic, such as our @NBA timelines experiences. Relentlessly refining Twitter will enable more people to get more out of Twitter faster.

Second, we have amazing technology for live streaming video. Periscope lets anyone on the planet broadcast and watch video live with others. We recently added the ability to broadcast from a GoPro camera, and to watch any broadcast live from a Tweet. Pairing Periscope with Twitter gives broadcasters greater distribution (anywhere a Tweet can be displayed, a Periscope can too) and the ability to hook into our revenue products. We believe live streaming video is a strong complement to the live nature of Twitter, and it helps instantly explain the value of our service. We're going to invest heavily in these first-screen, connected audience experiences. Being able to instantly broadcast and watch a live stream with others is extremely powerful and entertaining.

Third, Twitter is by far the fastest way to talk with the world. And because of that, we have the most creative and influential people and organizations in the world actively Tweeting. Whether it’s musicians releasing albums or polling people to help name their albums, journalists Tweeting their stories and getting feedback, artists, activists, athletes, and politicians, established or emerging – these are the people who  shape and influence culture, and they bring the audience that follows through Twitter. And we love them! Vine and Niche have proven their ability to create new talent and match them with marketers to make a living from their passion. We will focus on helping these creators build and connect with their fans and audience through Twitter by giving them better tools. And we're going to enable more people and media partners to create and share Moments, which is proving to be a great medium for storytelling through Tweets.

Fourth, we will continue to invest more resources in making our platform safer. We stand for freedom of expression, and people must feel safe in order to speak freely. Online harassment and abuse is a difficult challenge. This year we will implement technology to help us detect the use of repeat abusive accounts, make it much simpler to report multiple abusive Tweets or accounts, and give people simpler tools to curate and control their experience on Twitter. But it’s not just about creating better tools and technology; we will also be smart and adaptive about our policies in this area and invest in faster response times. Finally, we’re going to emphasize educating people about our safety tools and features as we roll them out.

Fifth, we're going to continue to invest in developers. We want developers to be able to build their businesses with Twitter. We are investing in mobile with Fabric, our platform that helps developers build, grow, and make money with their apps. Fabric has grown from 0 to 1.6 billion active mobile devices in just 18 months. We believe there's huge strategic value in building a platform for developers that helps us grow our reach. We are investing in making it easy for developers to discover, curate, and seamlessly publish great, live stories with Twitter content using TweetDeck, Curator, and embedded Tweets. More than one billion visitors to our developers’ sites and apps already see these embedded Tweets every month. We believe that these sites and apps are incredibly important amplifiers that show the huge reach and importance of Tweets. Finally, we will continue to invest in helping developers make their businesses more productive by understanding their customers and markets with Twitter data.

After months of consideration, we've made significant changes to our organization to ensure more disciplined execution. We moved all of Engineering, Design, and Consumer Product under our CTO Adam Messinger. This is a new structure for our company, and we will take an engineering and design-led approach to making Twitter faster and more intuitive. We moved Revenue product, our Media team, and Human Resources to our COO Adam Bain. We promoted Kayvon Beykpour, the lead for Periscope, to our executive team. Kayvon brings a very strong product sense to the table to make everything we do at Twitter better. And we added Leslie Berland to our executive team as CMO to help us better show the power of Twitter. Our top priority is to recruit phenomenal leadership who bring a fresh and creative perspective and help us recruit more great talent.

Our focus on live is a unique reason to use Twitter to quickly see what's happening in the world and talk about it. That creates a connected audience unlike any other, which continues to grow our business in a complementary way.

BUSINESS

On the business side, we had a strong Q4. Total revenue reached $710 million in the quarter, an increase of 48% year over year (53% on a constant currency basis), with continued strength in our advertising business, particularly in video ads and across major verticals, channels, and geographies.

We have three main initiatives for our ads business:

1.	Building a rich canvas for marketers;
2.	Driving marketer ROI with improved measurement, bidding, and relevance; and,
3.	Increasing scale by leveraging Twitter’s unique total audience.

Here is an update on each of these key priorities and how we are executing against them.

Building a rich canvas for marketers

Our Promoted Video ad format is now a meaningful contributor to our owned-and-operated advertising business, which is exciting considering that auto-play video ad units only launched in July. Video adoption now represents 33% of our managed accounts and includes all 100 brands in the Ad Age 100.

A few weeks ago, we launched a pilot for our conversational video ad unit. Conversational video ads make it simple for consumers to engage with and then easily share a brand’s campaign message with customizable call-to-action buttons that encourage consumer response. One of the first marketers to use this new video ad unit in the pilot was EA Sports, who drove over 19 million paid impressions and 15 million organic impressions – delivering an earned media rate of greater than 78% – for their #MyMaddenPrediction contest.

The other exciting area for marketers is around live video with Periscope. We have already seen some amazing examples of brands using Periscope. For example, Target launched its Lilly Pulitzer line on Periscope, an effort that helped fuel huge consumer demand (90% of the collection sold out in a few days). And at the Super Bowl this past Sunday, Doritos used Periscope live from inside Levi’s Stadium to promote its new Doritos ad campaign.

This week we began a pilot with a handful of marketers on Twitter to allow them to promote Tweets with Periscope broadcasts within our Promoted Video campaign objective. Targeting and reporting are the same as the advanced Twitter capabilities currently available when running any Promoted Video campaign. Periscopes on Twitter point to a new live direction for the ad industry that redefines the creative landscape.

ROI and measurement

We executed a number of our planned improvements in Q4 for driving marketer ROI with improved measurement, bidding, and relevance.

First, we launched a feature called brand hub, a way to help marketers quickly understand all of the conversation about their brand on Twitter. We also launched our new conversion lift reports to help marketers better understand the incremental contribution of the clicks and views on their ad campaigns – particularly when running mobile or cross-device campaigns.

Advertisers participating in the beta tests of conversion lift reports were large performance advertisers in the retail, financial services, media, education, and telecom industries. During several months of testing, advertisers saw positive results, including:

•

People who are exposed to an advertiser’s Promoted Tweets are 1.4x more likely to convert on the advertiser’s website compared to the control group. This demonstrates that simply seeing an ad on Twitter can yield powerful results.

•	The outcome proves even better for people who clicked on an advertiser’s Promoted Tweets: they are 3.2x more likely to convert on the advertiser’s website as compared with the control group.

In Q4 we also successfully piloted our Dynamic Ads test, which was built on TellApart technology and allows direct response marketers to reach users with personalized ads based on their browsing behavior. Early results have been promising: marketers in this test have seen on average a 2x increase in clickthrough rates for Dynamic Ads versus traditional Promoted Tweets. Based on this strong performance and demand from marketers, we will open this test to a larger group of marketers in Q1 as we continue to improve the functionality.

Another key initiative we have been working on is our integration with DoubleClick Campaign Manager (DCM). We expect that this integration will allow clients to see Twitter’s performance alongside other media channels, to better demonstrate the value of Twitter’s ads. Campaign tests with advertisers began at the end of Q4 and will continue in a pilot through the remainder of Q1. For the second phase of DoubleClick measurement, we’re also working with Google to provide an industry first: a social attribution model that properly measures Twitter-specific actions (like Follow or Retweet) and the corresponding impact on conversion.

In addition to measurement, we also have begun our technical integration work with DoubleClick Bid Manager (DBM), which will allow DoubleClick advertising customers to buy Twitter ads through our Ads API alongside their programmatic ad spend. We are excited about this opportunity because it will be easier for DoubleClick advertising customers to buy ads on Twitter and should expose us to new budgets.

Leveraging Twitter’s total audience

We made meaningful progress in Q4 to expand our advertising efforts to Twitter’s total audience and expose marketers to our large reach. We started by testing ads to logged-out visitors on Twitter. For this test, marketers were able to expand their reach to an additional 500+ million visitors who come to Twitter but are not logged in.

Although the test was small, the early results are encouraging. Initial performance from the pilot has shown that video view and click through rates for logged-out ads are similar to logged-in performance. Further, 65% of people who saw ads from a marketer when they were not logged in correctly recalled the ad, roughly 50 percentage points higher than the control group.

These results are positive, but we know we have a lot more work to do in order to increase logged-out impressions and to bring these results to marketers globally.

Looking ahead to Q1, we will continue to work to scale our total audience offering, including:

•	Logged-out ads pilot test expansion. We will be expanding the geographies where marketers can test running campaigns to Twitter’s logged-in and logged-out audience.
•

First View product pilot. First View is our newest ad product, which gives a marketer the opportunity to own the first Promoted Video shown to users the first time they visit Twitter within a 24-hour period. This premium placement gives marketers a unique way to drive mass reach and awareness around significant brand moments and launches with video.

We also continue to make progress in extending our ads in syndication, through revenue growth from the Twitter Audience Platform (TAP). With TAP, advertisers extended more of their campaigns from Twitter to a wider audience of over 700 million devices. We are seeing expansion of budgets by advertisers as they continue to get performance with TAP. We’re seeing a similar trend in our MoPub exchange as well. In fact, in Q4 more than half of all spend through MoPub came from Fortune 1000 brands. MoPub now sees more than 400 billion 30-day ad requests, and is enabling over 45,000 active apps to manage their inventory.

Growing our advertiser base

In addition to the three priorities, we want to highlight the growth in the number of marketers using Twitter ads.

In Q4, we reached 130,000 active advertisers, up almost 90% year over year, driven by our small and medium-sized businesses (SMB) initiatives. We expect that SMB growth will continue as we improve our product, making it faster and easier to run campaigns and improve our direct response tools.

We are also very pleased by the growth in active users of our Tweet Analytics dashboard, where people can measure the performance of their organic Tweets and can choose to amplify that performance with our SMB ads product. In Q4, our Tweet Analytics dashboard had over 25 million active users, up 3x compared to Q3, creating a large and fast-growing pool of potential marketers to convert into SMB advertisers.

We also are seeing other ways that businesses are increasing their engagement on Twitter, including using Twitter as a valuable customer service channel. According to a recent McKinsey & Company study we commissioned, the volume of customer service conducted on Twitter has grown 2.5x over the last two years. Additionally, a study by Aberdeen Group has shown that businesses that conduct customer service on Twitter see better outcomes: a +19% lift in customer satisfaction ratings, a +7% increase in sales per customer, and a decrease in churn by as much as 12%. Given the results so far, we are beginning efforts to streamline our customer service features and create tools so that businesses can scale more of their customer service activity on Twitter versus traditional service channels.

Our confidence in the product roadmap we are building for marketers is backed up by the marketing community’s excitement and feedback about the new tools we are delivering in 2016. As we continue to deliver on building a rich canvas for marketers, driving ROI with improved measurement, bidding, and relevance, and increasing scale leveraging Twitter’s unique total audience, we believe we will see steady increases in both the total budgets from marketers and the total number of marketers on Twitter.

Q4’15 FINANCIAL AND OPERATIONAL DETAIL

Revenue

As stated, we exceeded $2.2 billion in revenue in 2015 – an important milestone for the company as we approach our 10th anniversary in March, and just five years after we started to monetize our business.

Total revenue reached $710 million in Q4 2015, an increase of 48% year over year, meeting the high end of our guidance range of $695 to $710 million. On a constant currency basis, total revenue growth would have been 53% year over year, or $731 million. Using currency exchange rates from October 15, 2015, which were used to determine our Q4 guidance, total revenue would have been $716 million.

Total advertising revenue reached $641 million in Q4, an increase of 48% year over year, as reported, and 53% on a constant currency basis. Twitter owned-and-operated advertising revenue was $556 million, an increase of 31% year over year. Non-owned-and-operated advertising revenue reached $85 million, or 13% of advertising revenue, consistent with that of Q3. Growth in total advertising revenue continues to be driven by strong growth in demand for our advertising products, particularly video and website card formats. However, year-over-year growth in the app install advertising format slowed meaningfully in Q4 relative to that of Q3. Sequential video revenue growth in Q4 more than doubled that of total advertising revenue growth.

By channel, SMB revenue was again the fastest growing on a year-over-year basis, driven by growth in new customers, though it remains the smallest segment of total advertising revenue by a considerable margin. Our direct sales channel showed the strongest growth in revenue on a sequential basis in the period, reflecting seasonal spending typically seen from brand advertisers in Q4. We grew our base of total active advertisers by nearly 90% in the period versus Q4 2014 – approximately 16% on a sequential basis as we continued to sign up new advertisers and grow overall demand on the platform.

Data licensing and other revenue totaled $70 million in the quarter, up 48% year over year, driven by more than 60% growth in mobile ad exchange revenue.

Advertising Metrics

Advertising revenue growth on a year-over-year basis was driven by an increase in ad engagements, which grew 153% year over year. This was once again primarily the result of our move to auto-play video in late Q3, as well as growth in our non-owned-and-operated business and an increase in ad load. Average cost-per-engagement (CPE) fell 41% year over year, due primarily to the shift to auto-play video, which delivers more engagement at a much lower average CPE than click-to-play video ads. Overall ad load was higher in the quarter, on both a year-over-year and quarter-over-quarter basis, driven by the increase in advertiser demand. We continue to have ample opportunity to grow both ad impressions and ad engagements on the platform.

Costs & Adjusted EBITDA

In Q4, total non-GAAP expenses were $591 million, an increase of 52% year over year. The increase was mainly driven by traffic acquisition costs, employee-related expenses, sales and marketing, and infrastructure costs. Traffic acquisition costs were $52 million from non-owned-and-operated advertising. Stock-based compensation expense once again came in below our expectations at $158 million and is down approximately $19 million versus the prior year.

Adjusted EBITDA for Q4 totaled $191 million, an increase of 35% year over year and above the high end of our guidance range of $155 to $175 million. Adjusted EBITDA excludes restructuring costs of $13 million. A portion of the outperformance versus our guidance can be attributed to lower than forecast expenses. The adjusted EBITDA margin for Q4 was 27%. We ended the quarter with approximately 3,900 employees.

For full year 2015, we generated $558 million in adjusted EBITDA, resulting in an adjusted EBITDA margin of 25%, up from 21% in 2014. In addition, we made significant direct investments in developing Fabric, Periscope, and Vine – none of which is yet generating revenue – totaling approximately $75 million.

Balance Sheet

We ended the year with $3.5 billion in cash and cash equivalents, and 2015 marked the first full year of positive free cash flow. We expect to generate significantly more free cash flow in 2016.

Audience

Total MAUs were 320 million for the quarter, flat versus Q3 and an increase of 9% on a year-over-year basis. MAUs, excluding SMS Fast Followers, grew 6% year over year to 305 million, but were down on a sequential basis from 307 million in Q3. Importantly, as of the end of January, we have already seen total MAUs, excluding SMS Fast Followers, return to Q3 levels. In Q4, we saw positive impacts from our marketing initiatives which contributed meaningfully to MAU growth; however, these were more than offset by organic declines, partially due to fourth quarter seasonal trends. It is encouraging to note that new MAUs acquired through marketing have been retained on average at a higher rate than organic MAUs for the same period.

Also, please note that beginning in Q1 2016, in order to simplify our disclosures, reported total MAUs will no longer include SMS Fast Followers. We will continue to employ strategies to grow and monetize SMS Fast Followers and will include them in our total audience count, as we make those disclosures.

OUTLOOK

At the end of each year we revisit our approach to guidance and evaluate the practice of companies across our industry as well as what’s appropriate for Twitter. We expect that 2016 will be a year of many changes for Twitter – a new product roadmap which includes significant changes, the changing mix of our business, and the investments we plan to make in significant growth opportunities. Accordingly, we think providing a detailed outlook for the current quarter, but limited guidance for the full year in the form of capital expenditures and adjusted EBITDA margin, is the right approach for us. This is a practice that is consistent with (and in some cases more detailed than) many of our industry peers.

For Q1, we expect:

•	Revenue to be in the range of $595 to $610 million;
•	Adjusted EBITDA to be in the range of $150 to $160 million;

•	Stock-based compensation expense to be in the range of $160 million to $170 million;
•	GAAP share count to be in the range of 690 to 695 million shares;
•	Non-GAAP share count to be in the range of 705 to 710 million shares.

For FY 2016, we expect:

•	Capital expenditures to be $300 million to $425 million;
•	Adjusted EBITDA margin in the range of 25-27%.

Note that our outlook for Q1 and full year of 2016 reflects foreign exchange rates as of February 8, 2016.

CONCLUSION

Twitter will be 10 years old in March. A decade! Over that time we have had an incredible impact on culture and society, in a way that none of us ever dreamed of when we started, and have built a thriving business. Our work now is to set ourselves up to have even greater impact over the next 10 years. We are confident we will.

APPENDIX

Webcast and Conference Call Details

Twitter will host a conference call and Periscope broadcast today, Wednesday, February 10, 2016, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss financial results. The company will be following the conversation about the earnings announcement on Twitter and Periscope. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using #TWTR or submit your question via Periscope. To watch a live broadcast of earnings on Periscope, follow the @TwitterIR account. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @twitter and @TwitterIR as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Twitter, Inc.

Twitter (NYSE: TWTR) is a global platform for public self-expression and conversation in real time. By developing a fundamentally new way for people to consume, create, distribute, and discover content, Twitter enables any voice to echo around the world instantly and unfiltered. The service can be accessed at Twitter.com, on a variety of mobile devices, and via SMS. Available in more than 35 languages, Twitter reported 320 million monthly active users as of the quarter ended December 31, 2015. For more information, visit about.twitter.com or follow @twitter.

Forward Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, Twitter's strategies and business plans, the development of, investment in and demand for its products, product features and services, expectations regarding the growth of its monthly active users, advertiser base and ad engagements, Twitter's expectations regarding its revenue, adjusted EBITDA, stock-based compensation expense and GAAP and non-GAAP share count for the first quarter 2016 and regarding its capital expenditures and adjusted EBITDA margin for full year 2016. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenue excluding foreign exchange effect, advertising revenue excluding foreign exchange effect, adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS. Twitter defines adjusted EBITDA as net loss adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expenses, net, provision (benefit) for income taxes, and restructuring charges; Twitter defines non-GAAP net income as net loss adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, the income tax effects related to acquisitions, and restructuring charges; and Twitter defines non-GAAP expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, and restructuring charges. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Twitter uses the non-GAAP financial measures of adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS in evaluating its operating results and for financial and operational decision-making purposes. Twitter believes that adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS help identify underlying trends in its business that could otherwise be masked by the effect of the expenses that we exclude in adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS. Twitter also believes that adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. Twitter translated revenue and advertising revenue for the quarter and year ended December 31, 2015 using the prior year's monthly exchange rates for its settlement currencies other than the U.S. dollar, which Twitter believes is a useful metric that facilitates comparison to its historical performance. Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

For future periods, Twitter is unable to provide a reconciliation of adjusted EBITDA to net loss as a result of the uncertainty regarding, and the potential variability of, depreciation and amortization expense, interest and other expenses, net and provision (benefit) for income taxes, that are expected to be incurred in the future.

CONTACTS

Investors: Dave Rivinus ir@twitter.com	Press: Jim Prosser jprosser@twitter.com

TWITTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$911,471	$1,510,724
Short-term investments	2,583,877	2,111,154
Accounts receivable, net	638,694	418,454
Prepaid expenses and other current assets	247,750	215,521
Total current assets	4,381,792	4,255,853
Property and equipment, net	735,299	557,019
Intangible assets	141,015	105,011
Goodwill	1,122,728	622,570
Other assets	61,605	42,629
Total assets	$6,442,439	$5,583,082
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$134,081	$53,241
Accrued and other current liabilities	283,792	228,233
Capital leases, short-term	88,166	112,320
Total current liabilities	506,039	393,794
Convertible notes	1,455,095	1,376,020
Capital leases, long-term	59,695	118,950
Deferred and other long-term tax liabilities, net	2,978	24,706
Other long-term liabilities	50,585	43,209
Total liabilities	2,074,392	1,956,679
Stockholders’ equity:
Common stock	3	3
Additional paid-in capital	6,507,087	5,208,870
Accumulated other comprehensive loss	(45,566)	(10,024)
Accumulated deficit	(2,093,477)	(1,572,446)
Total stockholders’ equity	4,368,047	3,626,403
Total liabilities and stockholders’ equity	$6,442,439	$5,583,082

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue	$710,473	$479,078	$2,218,032	$1,403,002
Costs and expenses
Cost of revenue	217,963	136,613	729,256	446,309
Research and development	210,058	181,715	806,648	691,543
Sales and marketing	277,189	203,599	871,491	614,110
General and administrative	72,442	55,304	260,673	189,906
Total costs and expenses	777,652	577,231	2,668,068	1,941,868
Loss from operations	(67,179)	(98,153)	(450,036)	(538,866)
Interest expense	(24,183)	(24,083)	(98,178)	(35,918)
Other income (expense), net	4,531	571	14,909	(3,567)
Loss before income taxes	(86,831)	(121,665)	(533,305)	(578,351)
Provision (benefit) for income taxes	3,405	3,687	(12,274)	(531)
Net loss	$(90,236)	$(125,352)	$(521,031)	$(577,820)
Net loss per share:
Basic and diluted	$(0.13)	$(0.20)	$(0.79)	$(0.96)
Weighted-average shares used to compute net loss per share:
Basic and diluted	681,424	629,310	662,424	604,990

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Cash flows from operating activities
Net loss	$(90,236)	$(125,352)	$(521,031)	$(577,820)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	87,446	62,428	312,823	208,165
Stock-based compensation expense	155,055	177,215	678,924	631,597
Amortization of discount on convertible notes	18,046	16,412	69,185	18,823
Provision for bad debt	5,405	1,688	5,765	4,632
Deferred income tax	(3,905)	128	(28,125)	(9,609)
Other adjustments	(3,889)	(1,757)	1,438	7,983
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(111,099)	(99,750)	(216,585)	(177,583)
Prepaid expenses and other assets	(37,486)	(24,685)	(50,170)	(165,395)
Accounts payable	85,866	12,761	76,355	18,059
Accrued and other liabilities	(5,965)	24,230	54,487	122,944
Net cash provided by operating activities	99,238	43,318	383,066	81,796
Cash flows from investing activities
Purchases of property and equipment	(80,464)	(68,791)	(347,280)	(201,630)
Purchases of marketable securities	(597,484)	(1,319,618)	(3,683,488)	(2,937,033)
Proceeds from maturities of marketable securities	596,490	506,936	2,821,745	2,029,518
Proceeds from sales of marketable securities	23,596	19,924	383,413	188,092
Changes in restricted cash	(709)	(13)	(3,549)	(11,042)
Business combinations, net of cash acquired	—	—	(51,644)	(163,477)
Other investing activities	(9,188)	—	(21,618)	(1,700)
Net cash used in investing activities	(67,759)	(861,562)	(902,421)	(1,097,272)
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	89,000	—	1,889,000
Convertible notes initial issuance discount	—	(1,335)	—	(28,810)
Purchases of convertible note hedges	—	(19,719)	—	(407,169)
Proceeds from issuance of warrants	—	14,142	—	289,272
Taxes paid related to net share settlement of equity awards	(2,223)	(885)	(11,101)	(17,053)
Repayments of capital lease obligations	(26,170)	(28,059)	(117,535)	(103,135)
Proceeds from exercise of stock options	8,911	3,631	17,361	28,658
Proceeds from issuances of common stock under employee stock purchase plan	17,695	21,178	39,295	42,402
Other financing activities	6,999	1,219	8,982	(1,443)
Net cash provided by (used in) financing activities	5,212	79,172	(62,998)	1,691,722
Net increase (decrease) in cash and cash equivalents	36,691	(739,072)	(582,353)	676,246
Foreign exchange effect on cash and cash equivalents	(1,652)	(2,999)	(16,900)	(6,532)
Cash and cash equivalents at beginning of period	876,432	2,252,795	1,510,724	841,010
Cash and cash equivalents at end of period	$911,471	$1,510,724	$911,471	$1,510,724
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$—	$516,538	$147,958
Equipment purchases under capital leases	$6,979	$30,276	$31,215	$140,685
Changes in accrued equipment purchases	$8,282	$(7,783)	$3,902	$6,562

TWITTER, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Non-GAAP net income and net income per share:
Net loss	$(90,236)	$(125,352)	$(521,031)	$(577,820)
Stock-based compensation expense	158,249	177,215	682,118	631,597
Amortization of acquired intangible assets	15,418	10,419	54,659	36,563
Non-cash interest expense related to convertible notes	18,046	16,412	69,185	18,823
Non-cash expense related to acquisitions	—	—	926	—
Income tax effects related to acquisitions	240	626	(22,130)	(8,092)
Restructuring charges	12,902	—	12,902	—
Non-GAAP net income	$114,619	$79,320	$276,629	$101,071
GAAP diluted shares	681,424	629,310	662,424	604,990
Dilutive equity awards (1)	21,496	54,096	34,561	104,497
Non-GAAP diluted shares	702,920	683,406	696,985	709,487
Non-GAAP diluted net income per share	$0.16	$0.12	$0.40	$0.14
Adjusted EBITDA:
Net loss	$(90,236)	$(125,352)	$(521,031)	$(577,820)
Stock-based compensation expense	158,249	177,215	682,118	631,597
Depreciation and amortization expense	87,446	62,428	312,823	208,165
Interest and other expense, net	19,652	23,512	83,269	39,485
Provision (benefit) for income taxes	3,405	3,687	(12,274)	(531)
Restructuring charges	12,902	—	12,902	—
Adjusted EBITDA	$191,418	$141,490	$557,807	$300,896
Stock-based compensation expense by function:
Cost of revenue	$8,360	$13,240	$40,705	$50,536
Research and development	94,707	95,942	401,537	360,726
Sales and marketing	36,750	49,031	156,904	157,263
General and administrative	18,432	19,002	82,972	63,072
Total stock-based compensation expense	$158,249	$177,215	$682,118	$631,597
Amortization of acquired intangible assets by function:
Cost of revenue	$10,405	$7,524	$38,509	$26,273
Research and development	64	365	256	1,157
Sales and marketing	4,949	2,530	15,894	9,133
General and administrative	—	—	—	—
Total amortization of acquired intangible assets	$15,418	$10,419	$54,659	$36,563
Restructuring charges by function:
Cost of revenue	$1,087	$—	$1,087	$—
Research and development	8,746	—	8,746	—
Sales and marketing	2,741	—	2,741	—
General and administrative	328	—	328	—
Total restructuring charges	$12,902	$—	$12,902	$—

(1)

Gives effect to potential common stock instruments such as stock options, RSUs, unvested restricted stock and warrant. There is no dilutive effect of the notes nor the related hedge and warrant transactions.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue and advertising revenue excluding foreign exchange effect:
Revenue	$710	$479	$2,218	$1,403
Foreign exchange effect on 2015 revenue using 2014 rates	21		82
Revenue excluding foreign exchange effect	$731		$2,300
Revenue year-over-year change percent	48%		58%
Revenue excluding foreign exchange effect year-over-year change percent	53%		64%

Advertising revenue	$641	$432	$1,994	$1,256
Foreign exchange effect on 2015 advertising revenue using 2014 rates	21		82
Advertising revenue excluding foreign exchange effect	$662		$2,076
Advertising revenue year-over-year change percent	48%		59%
Advertising revenue excluding foreign exchange effect year-over-year change percent	53%		65%